UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 07, 2019

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52392
(Commission File No.)

5700 W. Plano Pkwy, Suite 3600
Plano, Texas 75093
(Address of principal executive offices and Zip Code)

(972) 233-1244
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications of Rights of Security Holders.

The sole holder of Series A Preferred Stock (the “Series A Preferred”) of Amazing Energy Oil & Gas, Co. (“Amazing Energy” or the “Company”) agreed to material modifications of the rights associated with the Series A Preferred. Jed Miesner is the holder of 9,000 shares of Series A Preferred that possess the right to vote on any matters to which common stock holders of the Company are entitled to vote. The 9,000 shares of Series A Preferred possess the voting power equivalent to 90,000,000 shares of the Company’s common stock. Mr. Miesner has agreed to not vote, until at least March 1, 2019, the Series A Preferred Shares on any matter not related to a change of control of the Company or its assets.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Tommie Woodell Thornhill has been appointed to the Board of Directors (the “Board”) of Amazing Energy Oil & Gas, Co. (“Amazing Energy” or the “Company”), effective January 07, 2019.

Mr. Thornhill is, has been for 41 years, a trial lawyer with casualty litigation, mass tort and personal injury practices. Mr. Thornhills’ firm, the Thornhill Law Firm, APLC, has locations in Slidell, Louisiana; and in Houston, Texas.  Mr. Thornhill’s practice also includes handling matters in the areas of energy, insurance, and business, including serving as oil and gas counsel for Amazing Energy.

Mr. Thornhill also operates Thornhill Energy, Inc., which is involved in the development and operation of up-stream oil and gas energy; and Energy Development Services, Inc., a mid-stream, off-shore, port developer for the state of Louisiana.

Mr. Thornhill served in the Louisiana State House of Representatives from 1996-2000 and he sits on the board of directors, as Past President, of the Louisiana Association for Justice; and, on the board of directors of Southern Trial Lawyers.

Mr. Thornhill received his B.A. in Political Science from Louisiana State University in 1974, his Juris Doctorate from the Louisiana State University School of Law in 1977 and studied toward receiving a master’s in petroleum engineering from Tulane University (although he is not a practicing, professional engineer).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 7th day of January 2019.
AMAZING ENERGY OIL AND GAS, CO.

BY:	/s/ Will McAndrew III
Will McAndrew III, CEO